Exhibit 10.2

AMERICAN TONERSERV CORP.

Compensation Plan – Chuck Mache

Job Title:    President & CEO (Chuck Mache)

Status:    Full-time, Exempt

Compensation Overview:
·	Base Salary
·	ATS HQ Bonus Plan for 2009
·	Stock Option Incentive
·	Executive Benefits

Compensation Details:
·	Base Salary: $180,000 per year**
·	Bonus: 32% allocation of the ATS HQ Bonus Plan for 2009
·	Benefits: Participation in the Group plans; full Medical, Dental, Vision, Chiro premiums
·	Auto: Allowance of $750 per month
·	Vacation: 3 weeks per annum
·	Stock: 2,000,000 stock options, in accordance with existing stock option plan

** From May 1 to June 30, salary will remain at the current rate of $120,000 per annum. In the event that ATS achieves its 2 nd quarter (April 1 – June 30) goal of in over $300,000 of adjusted EBITDA, Mache will be paid a $15,000 bonus (in essence, the deferral of $5,000 per month for the quarter) and his pay will be increased from July 1, 2009 forward to the recommended $180,000 salary. In the event the target is not achieved, the bonus will not be paid and the pay will not be increased but will rather roll forward into the Q3 business plan budgets and goals with similar arrangements for the payment of a deferred bonus and the pay increase objective based on the attainment of plan numbers.

Signatures / Acknowledgement

May 1 st, 2009	5/11/09
Effective Date	Today’s Date

/s/ Tom Hakel	/s/ Chuck Mache
Tom Hackel, Director	Chuck Mache, President & CEO